Exhibit 99.1

Equity One, Inc. 1600 NE Miami Gardens Drive North Miami Beach, FL 33179 305-947-1664	For additional information: Mark Langer, EVP and Chief Financial Officer
FOR IMMEDIATE RELEASE:
Equity One Announces Closing of Joint Venture with Capital Shopping Centres Group PLC
NORTH MIAMI BEACH, FL, January 4, 2011 — Equity One, Inc. (NYSE:EQY), an owner, developer, and operator of shopping centers, announced today the closing of its acquisition of Capital and Counties USA, Inc. (C&C USA) through a joint venture with Capital Shopping Centres Group PLC (Capital Shopping Centres).
Capital Shopping Centres will receive 4.1 million shares of Equity One common stock and 11.4 million joint venture units, after accounting for working capital adjustments. Capital Shopping Centres may redeem its units in the joint venture for Equity One common stock on a one-for-one basis, or cash, at Equity One’s option. Equity One will assume approximately $243 million of mortgage debt, including its proportionate share of debt held by joint ventures and following the repayment of an $84 million mortgage secured by Serramonte Center which occurred simultaneously with the closing of this transaction.
In December 2010, C&C USA sold two non-core properties consisting of South Figueroa, a vacant land parcel in Los Angeles, and 625 Third Street, an office building in San Francisco, for net proceeds of approximately $16.9 million.
“The closing of this transaction is a great accomplishment for our company as it represents further progress on our strategic plan to enter the densely populated and supply constrained markets of California,” said Jeff Olson, CEO of Equity One. “This transaction diversifies our tenant base and expands our redevelopment pipeline as Northern California becomes our second largest market after South Florida. We are excited about the value creation opportunities that exist within the retail portfolio and are actively working on disposing of non-core assets.”
ABOUT EQUITY ONE, INC.
As of September 30, 2010, Equity One owned or had interests in 189 properties, consisting of 174 shopping centers comprising approximately 19.5 million square feet, four projects in development/redevelopment, six non-retail properties, and five parcels of land. Additionally, Equity One had joint venture interests in fourteen retail properties and one office building totaling approximately 1.9 million square feet.
FORWARD LOOKING STATEMENTS
Certain matters discussed by Equity One in this press release constitute forward-looking statements within the meaning of the federal securities laws. Although Equity One believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that these expectations will be achieved. Factors that could cause actual results to differ materially from current expectations include the failure of pending acquisitions and dispositions, if any, to be consummated; changes in the capital markets; changes in macro-economic conditions and the demand for retail space in the states in which Equity One owns properties; the continuing financial success of Equity One’s current and prospective tenants; continuing supply constraints in its geographic markets; the availability of properties for acquisition; the impact of acquisitions and dispositions of real estate properties and of joint venture interests on its operating results including expenses incurred by Equity One in connection with its acquisition and disposition activity; the success of its efforts to lease up vacant space; the effects of natural and other disasters; impairment charges; the ability of Equity One to successfully integrate the operations and systems of acquired companies and properties; and other risks, which are described in Equity One’s filings with the Securities and Exchange Commission.